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                                                                     Exhibit 4.2

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                  ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD,

                                   as Issuer,

                                       and

                              THE BANK OF NEW YORK,

                                   as Trustee

                                   ----------

                          FIRST SUPPLEMENTAL INDENTURE

                          Dated July [________], 2006

                                   ----------

                                  Senior Notes

================================================================================

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          INDENTURE, dated July [________], 2006 between Allied World Assurance
     Company Holdings, Ltd, a Bermuda company (herein called the "COMPANY"), having its principal office at 43 Victoria Street, Hamilton HM 12, Bermuda, and The Bank of New York, a New York banking corporation, as trustee hereunder (herein called the "TRUSTEE").

                             RECITALS OF THE COMPANY

          The Company and the Trustee entered into an Indenture dated as of July [________], 2006 (the "ORIGINAL INDENTURE"), pursuant to which senior unsecured debentures, notes or other evidences of indebtedness of the Company (the "SECURITIES"), which may be convertible into or exchangeable for any securities of any Person (including the Company), may be issued in one or more series from time to time.

          Section 301 of the Original Indenture permits the terms of any series of Securities to be established in an indenture supplemental to the Original Indenture.

          Section 901 of the Original Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holders of the Securities for certain purposes stated therein.

          The Company has requested the Trustee to join with it in the execution and delivery of this First Supplemental Indenture in order to supplement the Original Indenture by, among other things, establishing certain terms of a series of Securities to be known as the Company's "[________] % Senior Notes due 20[________]" (the "NOTES"), and adding certain provisions thereof for the benefit of the Holders of the Notes.

          The Company has furnished the Trustee with a duly authorized and executed Company Order dated July [________], 2006 authorizing the execution of this First Supplemental Indenture and the issuance of the Notes. Such Company Order is sometimes referred to herein as the "AUTHENTICATION ORDER."

          All things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee and a valid supplement to the Original Indenture have been done.

          NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

          For and in consideration of the premises and the purchase of the Notes to be issued hereunder by Holders thereof, the Company and the Trustee mutually covenant and agree, for the equal and proportionate benefit of the respective Holders from time to time of the Notes, as follows:

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                                   ARTICLE ONE

                       DEFINITIONS AND OTHER PROVISIONS OF
                               GENERAL APPLICATION

SECTION 1.1. Definitions.

          The Original Indenture together with this First Supplemental Indenture are hereinafter sometimes collectively referred to as the "INDENTURE." For the avoidance of doubt, references to any "Section" of the "Indenture" refer to such Section of the Original Indenture as supplemented and amended by this First Supplemental Indenture. All capitalized terms which are used herein and not otherwise defined herein are defined in the Original Indenture and are used herein with the same meanings as in the Original Indenture. If a capitalized term is defined in the Original Indenture and this First Supplemental Indenture, the definition in this First Supplemental Indenture shall apply to the Notes.

          For all purposes of this First Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires:

          (1) the terms defined in this article have the meanings assigned to them in this article and include the plural as well as the singular;

          (2) all other terms used herein which are defined in the Trust Indenture Act, either directly or by reference therein, have the meanings assigned to them therein;

          (3) all accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles in the United States, and, except as otherwise herein expressly provided, the term "generally accepted accounting principles" with respect to any computation required or permitted hereunder shall mean such accounting principles as are generally accepted at the date of such computation;

          (4) the words "herein," "hereof" and "hereunder" and other words of similar import refer to this Indenture as a whole and not to any particular article, section or other subdivision; and

          (5) all references used herein to the male gender shall include the female gender.

          "INTEREST PAYMENT DATE" means, with respect to the Notes only, [________] and [________] of each year.

          "REGULAR RECORD DATE" means with respect to the Notes only, the close of business on [________] and [________], as the case may be, immediately preceding each Interest Payment Date.


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                                   ARTICLE TWO

                                SECURITIES FORMS

SECTION 2.1. Creation of the Notes; Designations.

          In accordance with Section 301 of the Original Indenture, the Company hereby creates the Notes as a series of its Securities issued pursuant to the Indenture. The Notes shall be known and designated as the "[________]% Senior Notes due 20[________]" of the Company.

SECTION 2.2. Forms Generally.

          The Notes and the Trustee's certificate of authentication shall be in the forms set forth in Exhibit I attached hereto, with such appropriate insertions, omissions, substitutions and other variations as are required or permitted by the Indenture and may have such letters, numbers or other marks of identification and such legends or endorsements placed thereon as may be required to comply with the rules of any securities exchange or as may, consistently herewith, be determined by the officers executing such Notes, as evidenced by their execution of the Notes. Any portion of the text of any Note may be set forth on the reverse thereof, with an appropriate reference thereto on the face of the Note.

          The Notes shall be printed, lithographed or engraved or produced by any combination of these methods or may be produced in any other manner, all as determined by the officers of the Company executing such Notes, as evidenced by their manual execution of such Notes.

SECTION 2.3. Ranking.

          The Notes will represent the Company's direct, unsecured and unsubordinated obligations and will rank equally with all of the Company's current and future unsecured and unsubordinated indebtedness.

                                  ARTICLE THREE

                    GENERAL TERMS AND CONDITIONS OF THE NOTES

SECTION 3.1. Title and Terms of Notes.

          (a) The aggregate principal amount of Notes which shall be authenticated and delivered on July [________], 2006 (the "ISSUE DATE") under the Indenture shall be $500,000,000 (and which shall initially be in the form of a Global Security); provided, however, that the Company from time to time, without giving notice to or seeking the consent of the Holders of the Notes, may issue additional senior notes in any amount having the same ranking and the same interest rate, interest payment dates, maturity and other terms as the Notes, except for the issue price, the issue date and, in some cases, the first interest payment date; any additional senior notes having such similar terms shall be authenticated by the Trustee upon receipt of a Company Order to that


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effect, and when so authenticated, will constitute "Notes" for all purposes of the Indenture and will (together with all other Notes issued under the Indenture) constitute a single series of Securities under the Indenture. The Notes will be issued only in fully registered form without coupons in denominations of $1,000 and any whole multiple of $1,000.

          (b) The principal amount of the Notes is due and payable in full on [________], 20[________] unless earlier redeemed.

          (c) The Notes shall bear interest at the rate of [ ]% per annum (computed on the basis of a 360-day year comprised of twelve 30-day months) from the Issue Date or from the most recent Interest Payment Date to which interest has been paid or duly provided for to maturity or early redemption; and interest will be payable semi-annually in arrears on [________] and [________] of each year, commencing [________], 2006, to the Persons in whose name such Notes were registered at the close of business on the preceding [________] or [________], respectively.

          (d) Principal of and interest on the Notes shall be payable in accordance with Sections 113, 307 and 1001 of the Original Indenture.

          (e) Other than as provided in Article Four of this First Supplemental Indenture, the Notes shall not be redeemable.

          (f) The Notes shall not be entitled to the benefits of a sinking fund.

          (g) The Notes shall not be convertible into any other securities.

          (h) Section 404 of the Original Indenture shall apply to the Notes.

          (i) The Company initially appoints the Trustee as Registrar and Paying Agent with respect to the Notes until such time as the Trustee has resigned or a successor has been appointed.

          (j) The Company shall pay principal of, premium, if any, and interest on the Notes in money of the United States of America that at the time of payment is legal tender for payment of public and private debts.

          (k) A Holder may transfer or exchange Notes only in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

                                  ARTICLE FOUR

                                   REDEMPTION

SECTION 4.1. Optional Redemption.


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          The Notes will be redeemable, in whole at any time or in part from time to time, at the Company's option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to the Redemption Date plus the greater of: (A) 100% of the principal amount of the Notes to be redeemed, and (B) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus [________] basis points. Interest on the Notes for which the Redemption Date is after a Regular Record Date and before the following Interest Payment Date, shall be payable to the Holder of such Notes at the close of business on the Regular Record Date.

SECTION 4.2. Optional Redemption Definitions.

          As used in this Article Four, the following terms shall have the respective meanings set forth below:

          "TREASURY RATE" means, for any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

          "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such Notes.

          "INDEPENDENT INVESTMENT BANKER" means one of the Reference Treasury Dealers or such other firm appointed by the Company after consultation with the Trustee.

          "COMPARABLE TREASURY PRICE" means, for any Redemption Date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that Redemption Date, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

          "REFERENCE TREASURY DEALER QUOTATIONS" means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00


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p.m., New York City time, on the third Business Day preceding the Redemption
Date for the Notes being redeemed.

          "REFERENCE TREASURY DEALER" means (1) each of Goldman, Sachs & Co. and Bank of America Securities LLC and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, the Company will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by the Company.

SECTION 4.3. Optional Redemption Procedures.

          The provisions of Article Eleven of the Original Indenture shall apply in the case of a redemption pursuant to this Article Four.

                                  ARTICLE FIVE

                                    COVENANTS

SECTION 5.1 Covenants.

          (a) The Notes shall be entitled to the benefit of each of the covenants in Article Ten of the Original Indenture and the following additional covenants (which shall be deemed to be provisions of the Original Indenture and made subject to the provisions of Section 1006 of the Original Indenture and, when referred to as a provision of the Original Indenture, shall be identified by reference to the Section number that is set forth immediately preceding the covenant):

"SECTION 1007. Payment of Additional Amounts.

          The Company shall make all payments of principal, premium, if any, interest and any other amounts on, or in respect of, the Notes without withholding or deduction at source for, or on account of, any present or future taxes, fees, duties, assessments or governmental charges of whatever nature imposed or levied with respect to payments made by Allied World Assurance Company Holdings, Ltd by or on behalf of Bermuda or any other jurisdiction in which the Company is organized or otherwise considered to be a resident for tax purposes or any other jurisdiction from which or through which a payment on the Notes is made by Allied World Assurance Company Holdings, Ltd (a "taxing jurisdiction") or any political subdivision or taxing authority thereof or therein, unless such taxes, fees, duties, assessments or governmental charges are required to be withheld or deducted at source by (a) the laws (or any regulations or rulings promulgated thereunder) of a taxing jurisdiction or any political subdivision or taxing authority thereof or therein or (b) an official position regarding the application, administration, interpretation or enforcement of any such laws, regulations or rulings (including, without limitation, a holding by a court of competent jurisdiction or by a taxing authority in a taxing jurisdiction or any political subdivision thereof). If a withholding or deduction at source is


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required, the Company shall, subject to certain limitations and exceptions described below, pay to the recipient of any payment described in the preceding sentence as may be necessary so that every net payment of principal, premium, if any, interest or Additional Amounts, if any, or any other amount made to such person, after the withholding or deduction (including any such withholding or deduction from such Additional Amounts), will not be less than the amount provided for in such Note or in this Indenture to be then due and payable.

The Company shall not be required to pay any Additional Amounts for or on account of:

          (i) any tax, fee, duty, assessment or governmental charge of whatever nature that would not have been imposed but for the fact that such recipient or a note Holder:

     1. was a resident, domiciliary or national of, or engaged in business or maintained a permanent establishment or was physically present in, the relevant taxing jurisdiction or any political subdivision thereof or otherwise had some connection with the relevant taxing jurisdiction other than by reason of the mere ownership of, or receipt of payment under, such Note,

     2. presented, where presentation is required, such Note for payment in the relevant taxing jurisdiction or any political subdivision thereof, unless such note could not have been presented for payment elsewhere, or

     3. presented, where presentation is required, such Note for payment more than 30 days after the date on which the payment in respect of such Note became due and payable or provided for, whichever is later, except to the extent that the recipient or Holder would have been entitled to such Additional Amounts if it had presented such note for payment on any day within that 30-day period;

          (ii) any estate, inheritance, gift, sale, transfer, personal property or similar tax, assessment or other governmental charge;

          (iii) any tax, fee, duty, assessment or other governmental charge that is imposed or withheld by reason of the failure by such recipient the Holder of such note to comply with any reasonable request by us addressed to the holder within 90 days of such request, or, if earlier, by such due date as provided by applicable law:

     1. to provide information concerning the nationality, residence or identity of such recipient or the Holder; or

     2. to make any declaration or other similar claim or satisfy any information or reporting requirement, which is required or imposed by statute, treaty, regulation or administrative practice of the relevant taxing jurisdiction or any political subdivision thereof as a precondition to exemption from all or part of such tax, fee, duty, assessment or other governmental charge;


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          (iv) any withholding or deduction required to be made pursuant to any
EU Directive on the taxation of savings implementing the conclusions of the ECOFIN Council meetings of 26-27 November 2000, 3 June 2003 or any law implementing or complying with, or introduced in order to conform to, such EU Directive; or

          (v) any combination of items (1), (2), (3) and (4).

          In addition, we will not pay additional amounts with respect to any payment of principal of, or premium, if any, interest or any other amounts on, any such note to any holder who is a fiduciary, partnership, limited liability company that is fiscally transparent, other fiscally transparent entity or other than the sole beneficial owner of such note to the extent such beneficial owner, settlor with respect to such fiduciary, partner of such partnership, member of such limited liability company or owner of such fiscally transparent entity would not have been entitled to such additional amounts had it been the holder of the note. Moreover, Allied World Assurance Company Holdings, Ltd shall not provide any indemnification to the extent that any fiduciary, partnership, limited liability company treated as fiscally transparent, other fiscally transparent entity or other than the sole beneficial owner of such note fails to withhold or deduct any amounts so required by any relevant taxing jurisdiction.

SECTION 1008. Redemption for Tax Purposes.

          The Company may redeem the Notes at its option, in whole but not in part, at a redemption price equal to 100% of the principal amount, together with accrued and unpaid interest and Additional Amounts, if any, to the date fixed for redemption, at any time the Company receives an opinion of counsel that as a result of (1) any change in or amendment to the laws or treaties (or any regulations or rulings promulgated under these laws or treaties) of Bermuda or any Taxing Jurisdiction (or of any political subdivision or taxation authority affecting taxation) or any change in the application or official interpretation of such laws, treaties regulations or rulings, or (2) any action taken by a taxing authority of Bermuda or any Taxing Jurisdiction (or any political subdivision or taxing authority affecting taxation) which action is generally applied or is taken with respect to the Company, or (3) a decision rendered by a court of competent jurisdiction in Bermuda or any Taxing Jurisdiction (or any political subdivision) whether or not such decision was rendered with respect to the Company, there is a substantial probability that the Company will be required as of the next interest payment date or maturity date to pay Additional Amounts with respect to the Notes as provided in Section 1007 above, and such requirements cannot be avoided by the use of reasonable measures (consistent with practices and interpretations generally followed or in effect at the time such measures could be taken) then available. If the Company elects to redeem the Notes under this provision, the Issuer will give written notice of such election to the Trustee and the Holders of the Notes. Interest on the Notes will cease to accrue unless the Issuer defaults in the payment of the redemption price.

SECTION 1009. Limitation on Liens on Stock of Designated Subsidiaries.

          The Company shall not, and shall not permit any Designated Subsidiary to, create, assume, incur or guarantee any indebtedness for money borrowed that is evidenced by notes, debentures, bonds or similar negotiable instruments, if such indebtedness is secured by any Lien


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

upon any shares of Capital Stock of any Designated Subsidiary (whether such shares of stock are now owned or hereafter acquired) without providing concurrently for the Securities to be secured equally and ratably with such indebtedness (it being understood that such security interest in favor of the Holders shall be automatically released if the Liens securing the other indebtedness are for any reason released) for at least the time period such other indebtedness is so secured.

SECTION 1010. Limitation on the Disposition of Stock of Designated Subsidiaries.

          The Company shall not sell, transfer or otherwise dispose of any shares of Capital Stock of a Designated Subsidiary, and the Company shall not permit any Subsidiary to sell, transfer or otherwise dispose of any shares of Capital Stock of any Designated Subsidiary, and the Company shall not permit any Designated Subsidiary to issue (other than to the Company or its Subsidiaries) any Capital Stock of any Designated Subsidiary, unless such Capital Stock is disposed of or issued, as the case may be, for consideration which is at least equal to the fair market value of the Capital Stock so disposed of or issued, as the case may be, as set forth or stated in a Board Resolution adopted in good faith. The foregoing shall not apply to (i) the sale, transfer, disposition or issuance of directors' qualifying shares or similar securities; (ii) any issuance or disposition of securities required by any law, regulation or order of any governmental or insurance regulatory authority; or (iii) sales or transfers to us or to other Designated Subsidiaries."

     (b) For purposes only of the Notes and Sections 1009 and 1010 above, the following terms shall have the following meanings:

          "CAPITAL STOCK" of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such person, including preferred stock, in each case, which are entitled to vote in the election of directors, member or general partners or other similar managing body, as applicable, but excluding any debt securities convertible into or other securities convertible into such equity; provided, however that preferred shares or other similar securities issued in the ordinary course of business by any of the Company's Subsidiaries in connection with their "rent-a-captive" business shall not be deemed capital stock for purposes of the covenants described herein.

          "DESIGNATED SUBSIDIARY" means any present or future consolidated Subsidiary of the Company, the assets of which constitute at least 20% of the Company's consolidated assets; provided, however, that (i) in the event Liens of the type described in Section 1009 are placed on the Capital Stock of more than one of the Company's Subsidiaries in one transaction or in a series of related transactions and such Subsidiaries, when taken together as a whole, constitute at least 20% of the Company's consolidated assets, each such Subsidiary shall be deemed to be a "Designated Subsidiary" for purposes such transaction or transactions, as the case may be, and (ii) in the event of a sale, transfer or other disposition of the type described in Section 1010 above of any shares of Capital Stock of more than one of the Company's Subsidiaries in one transaction or in a series of related transactions and such Subsidiaries, when taken together as a whole, constitute at least 20% of the Company's consolidated assets, each such Subsidiary shall be deemed to be a "Designated Subsidiary" for purposes of such transaction or transactions, as the case may be.


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

                                   ARTICLE SIX

                                EVENTS OF DEFAULT

SECTION 6.1 Events of Default.

               The Note shall be entitled to the benefit of each of the events of default in Article 5 of the Original Indenture and the following additional events of default (which shall be deemed to be provisions of the Original Indenture and, when referred to as a provision of the Original Indenture, shall be identified by reference to the Section number that is set forth immediately preceding the event of default):

     "7. Default by the Company or any Designated Subsidiary in the payment when due of the principal or premium, if any, of any bond, debenture, note or other evidence of indebtedness (other than Securities), in each case for money borrowed, or in the payment of principal or premium, if any, under any mortgage, indenture, agreement or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed, which default for payment of principal or premium, if any, is in an aggregate amount exceeding $50 million, if such default shall continue unremedied or unwaived for more than 30 days after the expiration of any grace period or extension of the time for payment applicable thereto; or

     8. Default by the Company or any Designated Subsidiary under any instrument or instruments under which there is or may be secured or evidenced any of its indebtedness (other than Securities) having an outstanding principal amount of $50 million or more, individually or in the aggregate, that has caused the holders thereof to declare such indebtedness to be due and payable prior to its stated maturity, unless such declaration has been rescinded or cured within 30 days; or

     9. Failure within 60 days to pay, bond or otherwise discharge any uninsured judgment against the Company or court order for the payment of money by the Company, in each case, in excess of $50 million, which is not stayed on appeal or is not otherwise being appropriately contested in good faith;"

                                  ARTICLE SEVEN

                                  MISCELLANEOUS

SECTION 7.1 Effect of First Supplemental Indenture.

     1. This First Supplemental Indenture is a supplemental indenture within the meaning of Section 901 of the Original Indenture, and the Original Indenture shall be read


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

          together with this First Supplemental Indenture and shall have the same effect over the Notes, in the same manner as if the provisions of the Original Indenture and this First Supplemental Indenture were contained in the same instrument.

     2. In all other respects, the Original Indenture is confirmed by the parties hereto as supplemented by the terms of this First Supplemental Indenture.

SECTION 7.2 Effect of Headings.

          The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 7.3 Successors and Assigns.

          All covenants and agreements in this First Supplemental Indenture by the Company, the Trustee and the Holders shall bind their successors and assigns, whether so expressed or not.

SECTION 7.4 Severability Clause.

          In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 7.5 Benefits of First Supplemental Indenture.

          Nothing in this First Supplemental Indenture or in the Notes, express or implied, shall give to any Person, other than the parties hereto, any benefit or any legal or equitable right, remedy or claim under this First Supplemental Indenture.

SECTION 7.6 Conflict.

          In the event that there is a conflict or inconsistency between the Original Indenture and this First Supplemental Indenture, the provisions of this First Supplemental Indenture shall control; provided, however, if any provision hereof limits, qualifies or conflicts with another provision herein or in the Original Indenture, in either case, which is required or deemed to be included in this Indenture by any of the provisions of the Trust Indenture Act, such required or deemed provision shall control.

SECTION 7.7 Governing Law.

          THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.8 Trustee.


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          The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this First Supplemental Indenture or for or in respect of the recitals contained herein, all of which are made solely by the Company.

          This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

                           [Signature page to follow]


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

          IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed on the date and year first written above.

                                        ALLIED WORLD ASSURANCE COMPANY HOLDINGS,
                                        LTD


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        THE BANK OF NEW YORK,
                                        as Trustee


                                        By: /s/
                                            ------------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                                                                       EXHIBIT I

                 INSERT GLOBAL SECURITY LEGEND, IF APPROPRIATE

                  ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD

                          [__]% SENIOR NOTE DUE 20[__]

No.
    __________

Principal Amount $
                  ____________

                                                                  CUSIP No. [__]

          ALLIED WORLD ASSURANCE COMPANY HOLDINGS, LTD, a Bermuda company, for value received, promises to pay to _______________________, or registered assigns, the principal sum of _____________________ United States Dollars (US$________) on [_____].

          Interest Payment Dates: [__________] and [__________].

          Regular Record Dates: [__________] and [__________].

          Additional provisions of this Note are set forth on the other side of this Note.

          IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

                                        ALLIED WORLD ASSURANCE COMPANY
                                        HOLDINGS, LTD


                                        By:
                                             -----------------------------------
                                        Name:
                                              ----------------------------------
                                        Title:
                                               ---------------------------------

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

          This is one of the Notes of the series designated therein referred to in the within-mentioned Indenture.

Dated: _________

                                        THE BANK OF NEW YORK
                                        as Trustee


                                        By:
                                            ------------------------------------
                                            Authorized Officer

                                (Reverse of Note)

                           [________]% Senior Note due 20[__]

1.   Interest

          Allied World Assurance Company Holdings, Ltd, a Bermuda company (such corporation, and its successors and assigns under the Indenture hereinafter referred to, being herein called the "COMPANY"), for value received, promises to pay interest on the principal amount of this Note (the "NOTE") at the rate of [________]% per annum. The Company shall pay interest semi-annually on [________] and [________] of each year, commencing [________]. Interest on the Note shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from [________] until the principal hereof is due. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The Company shall pay interest on overdue principal at the rate borne by the Note, and it shall pay interest on overdue installments of interest at the same rate to the extent lawful.

2.   Method of Payment

          The Company shall pay interest on the Note (except defaulted interest, which shall be paid pursuant to Section 307 of the Original Indenture) to the Persons who are registered Holders at the close of business on the [________] or [________] next preceding the Interest Payment Date even if Notes are canceled after the record date and on or before the Interest Payment Date. The Company shall pay principal, premium, if any, and interest in money of the United States of America that at the time of payment is legal tender for payment of public and private debts. Payment of principal (and premium, if any) and interest in respect of Notes represented by a Global Security will be made by wire transfer of immediately available funds to the accounts specified by the Depositary. Payments of principal (and premium, if any) and interest in respect of a certificated Note may be made, at the option of the Company, either by wire transfer in immediately available funds to the accounts specified by registered Holders as of the relevant record dates or (subject to collection) by check mailed to the address of the registered Holders as of the relevant record dates or at the specified offices of any Paying Agent. Payment of principal in respect of a certificated Note will only be made against presentation and, provided that payment is made in full, surrender of the appropriate certificate at the specified offices of any Paying Agent.

3.   Paying Agent and Registrar

          Initially, The Bank of New York, a New York banking corporation (the "TRUSTEE"), will act as Paying Agent and Registrar with respect to the Notes. The Company may appoint and change any Paying Agent or Registrar without notice. The Company may act as Paying Agent or Registrar.

4.   Indenture

          The Company issued the Notes under an Indenture dated as of July [________], 2006 between the Company and the Trustee (the "ORIGINAL INDENTURE"), as supplemented by a First Supplemental Indenture dated [________], between the Company and the Trustee, which collectively constitutes the indenture governing the Securities (the "INDENTURE"). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (15 U.S.C. Sections 77aaa-77bbbb) as in effect on the date of the Indenture (the "TIA"). The Notes include all terms and provisions of the Indenture, and Holders are referred to the Indenture and the TIA for a statement of such terms and provisions. This security is one of a series of securities designated as the [________]% Senior Notes due [________] of the Company (the "NOTES"). Capitalized terms used herein have the same meanings given in the Indenture unless otherwise indicated.

          The aggregate principal amount at maturity of the Notes which may be authenticated and delivered under the Indenture shall be unlimited. In addition, the aggregate principal amount of Securities of any class or series which may be authenticated and delivered under the Indenture shall be unlimited, provided that such Securities shall rank equally with the Notes.

5.   Certain Covenants

          The Indenture imposes certain limitations on the ability of each of the Company and the Designated Subsidiaries to, among other things, create or incur Liens and to sell or otherwise dispose of Designated Subsidiaries. The Indenture also imposes limitations on the ability of the Company to consolidate or amalgamate with or merge into any other Person or convey, transfer, sell or lease its property or assets substantially as an entirety to any Person.

6.   Optional Redemption

          The Notes will be redeemable, in whole at any time or in part from time to time, at the Company's option, at a Redemption Price equal to accrued and unpaid interest on the principal amount being redeemed to the Redemption Date plus the greater of: (A) 100% of the principal amount of the Notes to be redeemed, and (B) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including any portion of such payments of interest accrued to the date of redemption) discounted to the date of redemption on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus [ ] basis points.

          As used in this Section 6, the following terms shall have the respective meanings set forth below:

          "TREASURY RATE" means, for any Redemption Date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the Redemption Date.

          "COMPARABLE TREASURY ISSUE" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Notes being redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such Notes.

          "INDEPENDENT INVESTMENT BANKER" means one of the Reference Treasury Dealers appointed by the Company after consultation with the Trustee.

          "COMPARABLE TREASURY PRICE" means, for any Redemption Date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third Business Day preceding the Redemption Date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if that release (or any successor release) is not published or does not contain those prices on that business day, (A) the average of the Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations for that Redemption Date, or (B) if the Company obtains fewer than four Reference Treasury Dealer Quotations, the average of all the Reference Treasury Dealer Quotations obtained.

          "REFERENCE TREASURY DEALER QUOTATIONS" means, for each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by the Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding the Redemption Date for the Notes being redeemed.

          "REFERENCE TREASURY DEALER" means (1) each of Goldman, Sachs & Co. and [________] and, in each case, their respective successors; provided, however, that if either of them ceases to be a primary U.S. Government securities dealer in New York City, the Company will appoint another primary U.S. Government securities dealer as a substitute and (2) any other U.S. Government securities dealers selected by the Company.

          The provisions of Article Eleven of the Original Indenture shall apply in the case of a redemption pursuant to this Section 6.

7.   Sinking Fund

          The Notes will not be entitled to the benefit of any mandatory redemption or sinking fund.

8.   Notice of Redemption

          Notice of redemption will be mailed by first-class mail, postage prepaid, at least 30 days but not more than 60 days before the Redemption Date to each Holder of Securities to be redeemed at such Holder's registered address. Notes in denominations larger than $1,000 may be redeemed in part but only in whole multiples of $1,000. If money sufficient to pay the Redemption Price of and accrued and unpaid interest, including premium, if any, on all Securities (or portions thereof) to be redeemed on the Redemption Date is deposited with the Paying Agent on or before the Redemption Date and certain other conditions are satisfied, on and after such date interest ceases to accrue on such Securities (or such portions thereof) called for redemption.

9.   Redemption for Tax Purposes

          The Indenture contains provisions for redemption of the Notes for tax purposes in whole but not in part at the option of the Company.

10.  Denominations: Transfer, Exchange

          The Notes are in fully registered form without coupons in denominations of $1,000 and any whole multiple of $1,000. A Holder may transfer or exchange Notes in accordance with the Indenture. Upon any transfer or exchange, the Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements or transfer documents. No service charge shall be made for any registration of transfer or exchange, but the Company or the Trustee may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith permitted by the Indenture.

11.  Persons Deemed Owners

          The registered Holder of this Note may be treated as the owner of it for all purposes.

12.  Discharge and Defeasance

          Subject to certain conditions and limitations set forth in the Indenture, the Company may terminate some of or all its obligations under the Notes and the Indenture if the Company deposits with the Trustee money or U.S. Government Obligations for the payment of principal of, premium, if any, and interest, on, the Notes to redemption or maturity, as the case may be.

13.  Modification and Waiver

          Subject to certain exceptions set forth in the Indenture, (i) the Indenture and the terms of the Notes may be amended with the written consent of the Holders of not less than a majority in aggregate principal amount of the Notes and (ii) any default may be waived with the written consent of the Holders of at least a majority in principal amount of the Outstanding Securities of such series affected. Subject to certain exceptions set forth in the Indenture, without the consent of any Holder, the Company and the Trustee may amend the Indenture or the Notes, so long as such changes do not materially and adversely affect the interests of the Holder, (a) to cure any ambiguity, omission, defect or inconsistency; (b) to make any change that does not adversely affect the rights of any Holder in any material respect; (c) to provide for successors to the Company; (d) to provide any security for or guarantees of the Notes; (e) to add Events of Default with respect to the Notes; (f) to add additional covenants or to surrender any right or power conferred upon the Company by the Indenture;
(g) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the TIA; (h) to provide for uncertificated Notes in addition to certificated Notes; (i) to change or eliminate any of the provisions of the Indenture, provided that such change or elimination shall become effective only when there are no securities of a prior series outstanding that are entitled to the benefit of such provision; (j) to establish the form or terms of securities as permitted by the Indenture; and (k) to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the Notes of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee, pursuant to the Indenture.


14.  Defaults and Remedies

          If an Event of Default, other than an Event of Default described in
Section 501(5) of the Original Indenture, with respect to the Notes shall have occurred and be continuing, the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding, by notice in writing to the Company (and to the Trustee if given by the Holders of the Notes), will be entitled to declare all unpaid principal of and accrued interest on the Notes then Outstanding to be due and payable immediately. In the case of an Event of Default described in Section 501(5) of the Original Indenture, all unpaid principal of and accrued interest on all Notes then outstanding shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders of any Notes. Such declaration of acceleration may be annulled and past defaults (except, unless theretofore cured, a default in payment of principal of, premium, if any, interest on the Notes) may be waived by the Holders of a majority in principal amount of the Notes then outstanding upon the conditions provided in the Indenture.

15.  Trustee Dealings with the Company

          Subject to certain limitations imposed by the TIA, the Trustee under the Indenture, in its individual or any other capacity, may become the owner or pledgee of Notes and may otherwise deal with and collect obligations owed to it by the Company or its Affiliates and, subject to the Indenture, may otherwise deal with the Company with the same rights it would have if it were not Trustee.

16.  No Recourse Against Others

          No incorporator, shareholder, officer or director, as such, of the Company shall have any liability for any obligations, covenants or agreements of the Company under the Notes or the Indenture or for any claim based thereon or otherwise in respect thereof. By accepting a Note, each Holder expressly waives and releases all such liability. The waiver and release are a condition of, and part of the consideration for, the execution of the Indenture and the issuance of the Notes.

17.  Authentication

          This Note shall not be valid until an authorized signatory of the Trustee manually signs the certificate of authentication on the other side of this Note.

18.  Abbreviations

          Customary abbreviations may be used in the name of a Holder or an assignee, such as TEN COM (=tenants in common), TEN ENT (=tenants by the entireties), JT TEN (=joint tenants with rights of survivorship and not as tenants in common), CUST (=custodian), and U/G/W/A (=Uniform Gift to Minors
Act).

19.  Governing Law

          THE INDENTURE AND THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

20.  CUSIP Number

          Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused the CUSIP number to be printed on this Note and has directed the Trustee to use the CUSIP number in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such number either as printed on this Note or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

          The Company will furnish to any Holder of Notes upon written request and without charge to the Holder a copy of the Indenture and a copy of this Note.

                                 ASSIGNMENT FORM

To assign this Note , fill in the form below:

I or we assign and transfer this Security to

          ______________________________________________________________________
          (Print or type assignee's name, address and zip code)

          ______________________________________________________________________
         (Insert assignee's soc. sec. of tax I.D. No.)

and irrevocably appoint _____________ agent to transfer this Note on the books of the Company. The agent may substitute another to act for him.

________________________________________________________________________________


Date: ______________________________    Your Signature: ________________________

________________________________________________________________________________
Sign exactly as your name appears on the other side of this Note.

              SCHEDULE OF INCREASES OR DECREASES IN GLOBAL SECURITY

          The initial principal amount of this Global Security is $___________. The following increases or decreases in this Global Security have been made:

                                                         Principal amount
                                   Amount of increase    of this Global       Signature of
           Amount of decrease in   in Principal Amount   Security following   authorized signatory
Date of    Principal Amount of     of this Global        such decrease or     of Trustee or
Exchange   this Global Security    Security              increase             Securities Custodian
--------   ---------------------   -------------------   ------------------   ---------------------
